Exhibit 10.4

EXECUTION VERSION

Dated as of July 18, 2017

PARAGON OFFSHORE LIMITED

and

the beneficial owners of ordinary shares of Paragon Offshore Limited from time to time

SHAREHOLDERS’ AGREEMENT

Section 6.14	Conflict with Articles	19

Section 6.15	Enforcement	19

Section 6.16	Transactions between the Company and Directors or Officers	19

ii

SHAREHOLDERS’ AGREEMENT (the “Agreement”) of Paragon Offshore Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”).

Recitals

WHEREAS, the Company has been incorporated pursuant to the fifth joint chapter 11 plan of reorganization of Paragon Offshore plc (in administration) and its affiliated debtors (the “Chapter 11 Plan”) for the purposes of serving as the holding company of the Transferred Subsidiaries;

WHEREAS, Neville Barry Kahn and David Philip Soden, each of Deloitte LLP, are the joint administrators of Paragon Offshore Plc (in administration) (the “Joint Administrators”), and the affairs, business and property of Paragon Offshore Plc (in administration) are managed by the Joint Administrators;

WHEREAS, pursuant to the United States Bankruptcy Court, District of Delaware court order confirming the Chapter 11 Plan (the “Confirmation Order”), this Agreement shall become effective on the Effective Date and shall bind the Company, all beneficial owners of Ordinary Shares as at the Effective Date (the “Initial Shareholders”) and all other beneficial owners of Ordinary Shares from time to time, and the Initial Shareholders’ and such other holders’ respective successors and assigns (such Persons collectively, the “Shareholders”), as if such Shareholders had duly executed this Agreement;

WHEREAS, pursuant to the U.K. Implementation Agreement, as of the date hereof, the Initial Shareholders have exchanged all of their Claims (as defined in the Chapter 11 Plan) for 100% of the issued Ordinary Shares of the Company (exclusive of any Ordinary Shares issued from time to time to management of the Company pursuant to the Management Incentive Plan);

WHEREAS, each Initial Shareholder holds its Ordinary Shares through DTC, such that DTC or its nominee holds the legal title to all Ordinary Shares but each Initial Shareholder is the beneficial owner of its Ordinary Shares;

WHEREAS, the Confirmation Order provides that, except as otherwise expressly provided in the Chapter 11 Plan or in the Confirmation Order, each Shareholder is enjoined from asserting, commencing or prosecuting any action against DTC in relation to the Shareholders Agreement or the Chapter 11 Plan; and

WHEREAS, the Initial Shareholders and the Company deem it in their best interests to set forth in this Agreement certain of the rights and obligations of the Shareholders and of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Shareholder by virtue of its beneficial ownership of Ordinary Shares, and each of their respective successors and assigns, hereby agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Article I.

“Acceptance Notice” has the meaning set forth in Section 4.03(c).

“Acceptance Period” has the meaning set forth in Section 4.03(c).

“Affiliate” means with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person; and the term “Affiliated” shall have a correlative meaning. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.  For purposes of this Agreement, (i) no Shareholder shall solely by reason of this Agreement be deemed to be an Affiliate of any other Shareholder or of the Company or any of its Subsidiaries and (ii) neither DTC nor any similar nominee shall be an Affiliate of a Shareholder solely by reason of such Shareholder’s ownership of Ordinary Shares through DTC or any similar nominee.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Articles” means the memorandum and articles of association of the Company, as amended, modified, supplemented or restated from time to time in accordance with the terms thereof, this Agreement and Applicable Law.

“Board” means the board of directors of the Company from time to time.

“Business Combination” means:

(a)         any merger or consolidation (or similar transaction) of the Company or any of its Subsidiaries with (1) the Interested Shareholder or a Related Person thereof or (2) any other Person if the merger or consolidation (or similar transaction) is caused by the Interested Shareholder or its Related Persons and as a result of such merger or consolidation Section 4.02 hereof would not be applicable to the surviving entity;

(b)         any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or series of related transactions, to or with the Interested Shareholder or a Related Person thereof (except proportionately with the other Shareholders of the Company), whether as part of a dissolution or otherwise, of assets of the Company or any of its Subsidiaries having an aggregate market value equal to 10% or more of either all of the assets of the Company determined on a consolidated basis or the Company’s then outstanding share capital;

(c)          any transaction which results in the issuance or Transfer by the Company or any of its Subsidiaries of any Securities or equity securities of any of the Company’s Subsidiaries to an Interested Shareholder or a Related Person thereof, except (1) pursuant to the exercise, exchange or conversion of Securities or equity securities of any of the Company’s Subsidiaries exercisable for, exchangeable for or convertible into Securities or equity securities of any of the Company’s Subsidiaries which Securities or equity securities were outstanding prior to the time that the Interested Shareholder became such, (2) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Securities or equity securities of any of the Company’s Subsidiaries which are distributed, pro rata to all Shareholders subsequent to the time the Interested Shareholder became such or (3) pursuant to an exchange offer by the Company to purchase Ordinary Shares on the same terms to all Shareholders or (4) any issuance or transfer of Ordinary Shares; provided, however, that in no case under items (2) through (4) shall there be an increase in the Interested Shareholder’s or its Related Persons’ proportionate share of the share capital of the Company or any of its Subsidiaries;

(d)         any transaction with the Company or any of its Subsidiaries which, directly or indirectly, results in an increase of the Interested Shareholder’s or a Related Person thereof’s proportionate beneficial share of the share capital of the Company or any of its Subsidiaries except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any Securities not caused, directly or indirectly, by the Interested Shareholder or a Related Person thereof; or

(e)          any receipt by the Interested Shareholder or a Related Person thereof of any loans, advances, guarantees, pledges or other financial benefits, directly or indirectly (except proportionately as a Shareholder of the Company) by or through the Company or any of its Subsidiaries (other than as permitted by clauses (a) through (d) of this definition).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York or the Cayman Islands are authorized or required to close.

“Chapter 11 Plan” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Confirmation Order” has the meaning set forth in the recitals.

“Controlling Person” means any Person who, together with its Related Persons, beneficially owns, in the aggregate, more than 50% of the issued and outstanding Ordinary Shares.

“Corporate Opportunity” has the meaning set forth in Section 4.04.

“Debt Securities” means securities for indebtedness of the Company or its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments and any other securities directly or indirectly exercisable for, convertible into or providing the economic benefit of such bonds, debentures, notes or other similar instruments.

“Director” means a member of the Board.

“DTC” means The Depository Trust Company or its successor or replacement.

“Effective Date” has the meaning set forth in the Chapter 11 Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Excluded Securities” means any Securities issued: (a) in connection with a grant to any existing or prospective consultants, employees, officers or Directors pursuant to any share option, employee share purchase or similar equity-based plans or other compensation agreements or arrangements, including the Management Incentive Plan; (b) in connection with the exercise or conversion of options to purchase Ordinary Shares, or Ordinary Shares issued to any existing or prospective consultants, employees, officers or Directors pursuant to any share option, employee share purchase or similar equity-based plans or any other compensation agreements or arrangements, including the Management Incentive Plan; (c) as consideration respecting any bona fide arms’ length acquisition of another Person, business or line or operating unit of any business by the Company or any of its Subsidiaries by merger, consolidation, stock purchase, purchase of assets or other similar transaction; (d) in connection with any joint venture with another Person; (e) ratably to each of the Shareholders pursuant to any reclassification, reorganization, subdivision, split or distribution in kind; or (f) in connection with a bona fide arms’ length change of control transaction of the Company or any of its Subsidiaries which triggers the making of a Takeover Offer pursuant to Section 4.03, in each case of the foregoing clauses (a) through (f), approved in accordance with the terms of this Agreement and the Articles.

“Exercise Period” has the meaning set forth in Section 3.01(c).

“Failed Issuance” has the meaning set forth in Section 3.01(d).

“Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Authority, the giving notice to, or registration with, any Governmental Authority or any other action in respect of any Governmental Authority.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Initial Public Offering” means an underwritten public offering that results in the listing of Ordinary Shares for trading on the New York Stock Exchange, NASDAQ Stock Market, the London Stock Exchange or the Oslo Stock Exchange.

“Initial Shareholders” has the meaning set forth in the recitals.

“Interested Shareholder” means any Shareholder who, by itself or together with its Related Persons, beneficially owns, in the aggregate, 15% or more of the issued and outstanding Ordinary Shares.

“Issuance Acceptance” has the meaning set forth in Section 3.01(c).

“Issuance Notice” has the meaning set forth in Section 3.01(b).

“Lien” means any lien, claim, charge, mortgage, pledge, security interest, option, preferential arrangement, right of first offer, right of first refusal, encumbrance or other restriction or limitation of any nature whatsoever.

“Management Incentive Plan” has the meaning set forth in the Chapter 11 Plan.

“New Securities” has the meaning set forth in Section 3.01(a).

“Non-Controlling Shareholders” has the meaning set forth in Section 4.03(a).

“Offer Notice” has the meaning set forth in Section 4.03(b).

“Online Notice” shall mean a posting though a password-protected website or online data system accessible to each Shareholder that shall provide for automatic electronic notification to each Shareholder.

“Ordinary Shares” means the ordinary shares, par value $0.001 per share, of the Company and any Securities issued in respect thereof (including any Securities issued after the date of this Agreement), or in substitution therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization, or otherwise.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-emptive Pro Rata Portion” has the meaning set forth in Section 3.01(c).

“Pre-emptive Shareholder” has the meaning set forth in Section 3.01(a).

“Related Persons” means, with respect to any Person, (a) such Person’s Affiliates and (b) (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) if such Person is an individual, any relative or spouse of such Person, or any first degree “family member” of such Person; provided, that neither DTC nor any similar nominee shall be a Related Person of a Shareholder solely by reason of such Shareholder’s ownership of Ordinary Shares through DTC or any similar nominee.

“Representative” means, with respect to any Person, any and all directors, officers, managers, partners, trustees, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Revised Offer Notice” has the meaning set forth in Section 4.03(c).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means Ordinary Shares, any other equity securities of the Company and any shares or other securities directly or indirectly exercisable for, convertible into or providing the economic benefit of such equity securities.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Shareholders” has the meaning set forth in the recitals.

“Subsidiary” means with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Takeover Offer” has the meaning set forth in Section 4.03(a).

“Transfer” means, subject to the immediately following sentence, to directly or indirectly sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Ordinary Shares owned by a Person or any interest (including a beneficial interest) in any Ordinary Shares owned by a Person. Notwithstanding the foregoing, “Transfer” shall not include any indirect Transfer of Ordinary Shares resulting from a change of control of any Shareholder, but shall include any Transfer of Ordinary Shares by way of a transfer of securities in one or more direct or indirect special purpose vehicles or investment vehicles that hold the legal or beneficial title to any Ordinary Shares.

“Transferred Subsidiaries” has the meaning set forth in the Chapter 11 Plan.

“U.K. Implementation Agreement” has the meaning set forth in the Chapter 11 Plan.

ARTICLE II
[INTENTIONALLY OMITTED]

ARTICLE III
PRE-EMPTIVE RIGHTS

Section 3.01                            Pre-emptive Rights

Subject to Section 4.02 and the Articles:

(a)                                 If the Company proposes to issue or sell new Securities or Debt Securities (other than any Excluded Securities) to any Shareholder or any Related Person thereof, the Company hereby grants to each other Shareholder (each, a “Pre-emptive Shareholder”) the right to purchase, directly or through DTC, its pro rata portion (as calculated pursuant to Section 3.01(c)) of any such new Securities or Debt Securities (the “New Securities”).  Notwithstanding the foregoing, to the extent that the delivery of an Issuance Notice (as defined below) or the issuance of New Securities would require registration with the SEC, the Company shall, in lieu of such registration, offer the New Securities only to Shareholders who are accredited investors (as defined in Rule 501 of the Securities Act), and only such Shareholders shall be deemed Pre-emptive Shareholders for all purposes hereunder, and comply with the applicable  requirements of Regulation D in offering and selling such New Securities.

(b)                                 The Company shall deliver by Online Notice to each Shareholder a notice (an “Issuance Notice”) of any proposed issuance or sale described in subsection (a) above to the Pre-emptive Shareholders promptly, and in any event within five (5) Business Days following any meeting of the Board at which any such issuance or sale is approved (or, if such issuance or sale is approved by the Directors in writing in accordance with the Articles, within five (5) Business Days following the date of such written resolution). The Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:

(i)                                     the number of New Securities proposed to be issued and the percentage of the Company’s outstanding Ordinary Shares, on a fully diluted basis, that such issuance would represent, if applicable;

(ii)                                  the name of the proposed offeree;

(iii)                               the proposed issuance date, which shall be a date no earlier than twenty-five (25) Business Days following the date of delivery of the Issuance Notice to all Pre-emptive Shareholders;

(iv)                              any material terms and conditions of the proposed issuance or sale; and

(v)                                 the proposed purchase price per share.

(c)                                  Each Pre-emptive Shareholder shall, within fifteen (15) Business Days following the delivery of an Issuance Notice (the “Exercise Period”), have the right to elect to purchase, directly or through DTC, at the purchase price set forth in the Issuance Notice, the amount of New Securities equal to the product of (x) the total number of New Securities to be issued by the Company on the issuance date and (y) a fraction determined by dividing (A) the number of Ordinary Shares beneficially owned by such Pre-emptive Shareholder immediately prior to such issuance by (B) the total number of Ordinary Shares outstanding on such date immediately prior to such issuance (the “Pre-emptive Pro Rata Portion”) by delivering a written notice to the Company (an “Issuance Acceptance”) of such Pre-emptive Shareholder’s election. Subject to Section 3.01(d), such Pre-emptive Shareholder’s election to purchase, whether directly or through DTC, New Securities shall be binding and irrevocable.

(d)                                 The Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to any New Securities not elected to be purchased pursuant to Section 3.01(c) above or at a per share price that is no less than the per share price set forth in the applicable Issuance Notice and on other terms and conditions which are not materially different than those set forth in the Issuance Notice and in accordance with the terms and conditions set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced) so long as such issuance or sale is consummated within thirty (30) days after the expiration of the Exercise Period (subject to the extension of such thirty (30) day period for an additional thirty (30) days to the extent reasonably necessary to obtain any Government Approvals). In the event that (1) the Company has not sold such New Securities within such thirty (30) day period (or if extended for an additional thirty (30) days in accordance with the immediately preceding sentence, sixty (60) day period) or (2) the terms of the proposed issuance or sale of New Securities are materially different than those set forth in the applicable Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced) or the proposed issuance is at a per share price that is less than the per share price set forth in the applicable Issuance Notice (each of the foregoing clauses (1) and (2) a “Failed Issuance”), the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Shareholders in accordance with the procedures set forth in this Section 3.01 and any Issuance Acceptance delivered in connection with such Failed Issuance shall be automatically null and void; provided, that each Shareholder’s right to deliver an Issuance Acceptance for any future issuance pursuant to Section 3.01(a) shall in no way be diminished following a Failed Issuance.

ARTICLE IV
COVENANTS

Section 4.01                            Notice of 10% Ownership; Transfers

(a)                                 Any Shareholder that, together with its Related Persons, beneficially owns 10% or more of the outstanding Ordinary Shares shall deliver a written notice to the Company within five (5) Business Days following the date of the Transfer pursuant to which such Shareholder, together with its Related Persons, has met or exceeded such 10% threshold, which written notice shall include the name of such Shareholder’s Related Persons that beneficially hold Ordinary Shares and the percentage of Ordinary Shares that such Shareholder and its Related Persons beneficially hold in the aggregate. The Company shall, promptly following receipt of such notice, deliver such notice to all other Shareholders through an Online Notice.

(b)                                 Upon any Transfer by any Shareholder of any of its Ordinary Shares, in accordance with the terms of this Agreement, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this Agreement of, the transferor thereof automatically and without any action on the part of such transferee in accordance with the Confirmation Order.

(c)                                  For the avoidance of doubt, Ordinary Shares shall be at all times during the term of this Agreement freely transferable without restriction or limitation on transfer, subject to compliance with the Securities Act and other applicable securities laws, including transfers pursuant to any applicable exemptions or exceptions therefrom.

Section 4.02                            Transactions with Interested Shareholders

Notwithstanding any other provisions of this Agreement, the Company shall not engage in any Business Combination with any Interested Shareholder, or any Related Person thereof, for a period of three (3) years following the time that such Shareholder or any Related Person thereof became an Interested Shareholder, unless:

(a)                                 the Board has approved, in accordance with the Articles and Applicable Law, either the Business Combination or the transaction which resulted in such Shareholder becoming an Interested Shareholder;

(b)                                 upon consummation of the transaction which resulted in such Shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the Ordinary Shares outstanding at the time the transaction commenced; or

(c)                                  at or subsequent to such time, the Business Combination is (i) approved by the Board in accordance with the Articles and Applicable Law and (ii) approved by Shareholders representing two-thirds of the then issued and outstanding Ordinary Shares which are not owned by the Interested Shareholder.

Section 4.03                            Takeovers by Controlling Persons

(a)                                 Within twenty (20) Business Days following the time that any Person or any Related Person thereof agrees to effect a transaction pursuant to which such Person or any of its Related Persons would become a Controlling Person, such Person and its Related Persons, if applicable (the “Offeror”) shall make an irrevocable and binding offer (a “Takeover Offer”) to acquire the Ordinary Shares then held by each of the other Shareholders (the “Non-Controlling Shareholders”) for cash at a price per Ordinary Share no less than the highest price paid by such Person or its Related Persons per Ordinary Share in the twelve (12) month period prior to such agreement (including the offered price per Ordinary Share pursuant to which such Person or its Related Person would become a Controlling Person) or, if such Person or any of its Related Persons has not acquired any Ordinary Shares in such twelve (12) month period, the price to be paid per Ordinary Share in the transaction pursuant to which the relevant Person or its Related Person would become a Controlling Person, and otherwise in accordance with this Section 4.03.

(b)                                 A Takeover Offer shall be made, to the extent permitted by Applicable Law (and if not so permitted, shall be made in accordance with Applicable Law), by delivery of written notice (an “Offer Notice”) by the Offeror to the Company offering to acquire the Ordinary Shares then held by each Non-Controlling Shareholder.  The Offer Notice shall be irrevocable and binding on the Offeror and shall set forth in reasonable detail:

(i)                                     the identity of the Offeror;

(ii)                                  the proposed date, time and location of the closing of the Takeover Offer; and

(iii)                               the price per Ordinary Share.

The Offer Notice shall also include a copy of the form of any material agreements proposed to be executed in connection with the Takeover Offer.  Upon its receipt of an Offer Notice, the Company shall promptly deliver an Online Notice of such Offer Notice to each Non-Controlling Shareholder.

(c)                                  Each Non-Controlling Shareholder may exercise, in its sole discretion, its right to participate in the Takeover Offer on the terms set forth in the applicable Offer Notice by delivering to the Offeror a written notice (an “Acceptance Notice”) no later than twenty (20) Business Days after receipt of the Offer Notice (the “Acceptance Period”) stating its election to do so and specifying the number of Ordinary Shares to be Transferred by such Non-Controlling Shareholder.  In the event that the terms of a Takeover Offer materially change from the terms set forth in the applicable Offer Notice, such potential Controlling Person shall deliver a new Offer Notice (the “Revised Offer Notice”) to the Company, and the previous Offer Notice shall be automatically null and void. Upon its receipt of the Revised Offer Notice, the Company shall promptly deliver an Online Notice of such Revised Offer Notice to each Non-Controlling Shareholder. Any Revised Offer Notice shall restart the Acceptance Period.  For the avoidance of doubt, any change to the price per Ordinary Share contained in the Offer Notice shall be considered a material change.

(d)                                 Each Non-Controlling Shareholder who does not deliver an Acceptance Notice in compliance with Section 4.03(c) above shall have waived all of its rights to participate in such Takeover Offer.

(e)                                  The Offeror and each Non-Controlling Shareholder that delivers an Acceptance Notice shall take all actions as may be reasonably necessary to consummate the Takeover Offer, including entering into agreements and delivering certificates and instruments (including powers of attorney and proxies).

(f)                                   For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, no (i) Shareholder or its Related Persons or Representatives and (ii) Person who Transfers, or agrees to Transfer, Ordinary Shares to a Controlling

Person or to any Person or group of Persons who would, after giving effect to such Transfer, become a Controlling Person or a Related Person thereof, shall (x) be responsible for enforcing or ensuring compliance by any Person (other than such Shareholder and its Related Persons and Representatives) with the terms of this Section 4.03 or (y) have any liability or obligation (and are hereby released and held harmless) relating to the compliance by any Person (other than such Shareholder and its Related Persons and Representatives) with the terms of this Section 4.03.  This Section 4.03 shall not prevent any Shareholder from Transferring its Ordinary Shares to any Person (regardless of such Person’s percentage shareholding prior to or following such Transfer). The Company and any Non-Controlling Shareholder shall have the right to enforce the terms of this Section 4.03 (including the right to equitable remedies as contemplated by Section 6.13) only against a Controlling Person or Offeror, or Related Persons thereof, but not against any Person who has Transferred, or is proposing to Transfer, any Ordinary Shares to such Controlling Person, Offeror or Related Person.

Section 4.04                            Corporate Opportunities

No Shareholder or any of its Related Persons or Representatives (other than any such Representatives serving in their capacity as a Director or an officer of the Company) (a) shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company or any of its Subsidiaries in which the Company or any of its Subsidiaries may, but for the provisions of this Section 4.04, have an interest or expectancy (a “Corporate Opportunity”), and (b) shall be deemed to have breached any fiduciary or other duty or obligation to the Company or any of its Subsidiaries solely by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Related Persons or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company or its Subsidiaries. The Company renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company.

Section 4.05                            Deregistration

To the extent it is permitted to do so by Applicable Law, upon the Effective Date, the Company shall deregister its Securities under all applicable sections of the Securities Exchange Act of 1934, as amended, and shall cease to file reports and other information with the SEC.

Section 4.06                            DTC

The provisions of this Agreement (including this Section 4.06) are binding only on the Company and the beneficial owners of Ordinary Shares and each of their respective successors and assigns, and (a) DTC does not in any way undertake to monitor or ascertain, and shall not have any responsibility for monitoring or ascertaining, whether any Transfer of Ordinary Shares is in compliance with the provisions of this Agreement, and (b) any provisions in this Agreement relating to any Transfer of Ordinary Shares shall not (i) prohibit any Transfer of Ordinary Shares to or from, or the holding of Ordinary Shares by, DTC or a nominee of DTC that holds the legal title to the Ordinary Shares on behalf of any Shareholder, nor shall any such provisions prohibit or restrict

DTC from transferring interests in the Ordinary Shares on the books of DTC and (ii) prevent companies that regularly hold securities for others in “street name” from doing so provided that such companies are holding the Ordinary Shares as legal holders for the benefit of other legal holders or beneficial owners but not themselves as beneficial owners. Neither the Shareholders nor any of their respective successors or assigns shall have any right to bring any claim against DTC in connection with any Transfer of Ordinary Shares that was not in compliance with the provisions of this Agreement and each of them and their respective successors and assigns shall not make any such claim.  DTC shall be an express third party beneficiary to, and shall be entitled to enforce the terms of, this Section 4.06.  For the avoidance of doubt, for the purposes of this Agreement, the term Shareholder, “transferee” and “transferor” shall refer to the beneficial owner of an Ordinary Share (or the transferee of a beneficial interest in an Ordinary Share, where such Ordinary Share is beneficially owned by more than one Person) and shall not refer to DTC or any nominee of DTC which holds the legal title to any Ordinary Share on behalf of such beneficial owner, nor to any companies that regularly hold securities for others in “street name” so long as such companies are holding the Ordinary Shares as legal holder for the benefit of other legal holders or beneficial owners but not themselves as beneficial owners.

Section 4.07                            Information Rights

(a)                                 In addition to, and without limiting any rights that a Shareholder or legal holder may have with respect to inspection of the books and records of the Company under Applicable Law, the Company shall furnish to each Shareholder (by making available on the Company’s website), the following information:

(i)                                     all annual and quarterly financial information that would be required to be contained in a filing by a non-accelerated filer with the SEC on Forms 10-K and 10-Q for periods ending as of June 30, 2017 (and thereafter) if the Company were required to file such forms, and with respect to the annual financial information, a report on the annual financial statements by the Company’s independent registered public accounting firm; provided, however, that such information shall not be required to include the information contemplated by Items 1B, 4 and 5 of Form 10-K, and by Items 2 and 4 of Part II of Form 10-Q; and

(ii)                                  for events occurring after the Effective Date, the information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01, 2.02, 2.03, 2.04, 2.05, 2.06, 3.02, 3.03, 4.01, 4.02, 5.01, 5.02, 5.03, 5.07 and 9.01 if the Company were required to file such reports; provided, however, that no such current report will be required to be furnished if the Board determines in its good faith judgment that such event is not material to the Shareholders or to the business, assets, operations, financial position or prospects of the Company and its Subsidiaries, taken as a whole, and in each case, provided, that all such reports shall not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related items 307 or 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of

Regulation S-K (with respect to any non-GAAP measures contained therein), or Item 402 of Regulation S-K, and shall not be required to include information of the type that would be required by Rule 3-10 or Rule 3-16 of Regulation S-X of the Securities Act.

(b)                                 All such annual reports shall be furnished within 90 days after the end of the fiscal year to which they relate, and all such quarterly reports shall be furnished within 45 days after the end of the fiscal quarter to which they relate; provided, however, that the reports required to be furnished for the fiscal quarters ended June 30, 2017 and September 30, 2017 shall be required to be furnished within 90 days after such fiscal quarter-end, and the report required to be furnished for the fiscal year ended December 31, 2017 shall be required to be furnished within 120 days after such fiscal year-end. All such current reports shall be furnished 10 Business Days after the occurrence of each event that would be required to be reported in such current report.

(c)                                  Notwithstanding the foregoing, in the event that the Company becomes a public reporting company and is required to file the forms of reports required pursuant to Section 4.07(a), then the Company shall satisfy the delivery requirements under this Section 4.07 upon the filing of such reports with the SEC and making the same available on the Company’s website.

(d)                                 To the extent such information is not otherwise made publicly available (within the meaning of Rule 144(c) under the Securities Act) pursuant to paragraphs (a) through (c) above, the Company shall make publicly available such information required by Rule 144(c) and Rule 144A(d)(4) for so long as necessary to permit sales pursuant to Rule 144 or Rule 144A under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC (which replaces Rule 144 or Rule 144A), to enable such Shareholder and legal holder to sell Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or Rule 144A under the Securities Act, as such rules may be amended or replaced from time to time.  Upon the request of any Shareholder, the Company will deliver to such Shareholder a written statement as to whether it has complied with such requirements.

Section 4.08                            Inspection Rights

(a)                                 The Company shall, and shall cause its officers, Directors and employees to, (i) afford each Shareholder who together with its Related Persons beneficially owns at least 5% of the then issued and outstanding Ordinary Shares, and the Representatives of each such Shareholder, for any proper purpose related to such Shareholder’s ownership of Ordinary Shares, during normal business hours and upon reasonable notice, reasonable access at all reasonable times to its officers, employees, auditors, properties, offices, plants and other facilities and to all books and records of the Company and its Subsidiaries and (ii) afford such Shareholder the opportunity to consult with its officers from time to time regarding the Company’s and its Subsidiaries’ affairs, finances and accounts as each such Shareholder may reasonably request upon reasonable advance written notice;

provided, that (a) subject to Section 4.08(b), any such Shareholder shall, and shall cause its Related Persons and Representatives to, keep confidential any information concerning the Company and its Subsidiaries which it obtains pursuant to this Section 4.08(a) (and, for the avoidance of doubt, all information obtained pursuant to Section 4.07 shall not be considered obtained pursuant to this Section 4.08(a)), and (b) the Company shall have the right to restrict any access to information that the Directors consider to be competitively sensitive information.

(b)                                 Nothing herein shall prevent any Shareholder who obtains information pursuant to Section 4.08(a) from disclosing such information (i) upon the order of any court or administrative agency having competent jurisdiction, (ii) upon the demand of any regulatory agency or authority having competent jurisdiction over such Shareholder, (iii) to the extent compelled by legal process or required pursuant to subpoena, interrogatories or other discovery requests, (iv) to the extent necessary in connection with the exercise of any remedy hereunder, or (v) to such Shareholder’s Related Persons and such Shareholder’s and Related Persons’ Representatives that in the reasonable judgment of such Shareholder need to know such information; provided, that in the case of clause (i), (ii) or (iii), such Shareholder shall notify (other than in connection with a routine regulatory examination) the Company of the proposed disclosure, if practicable, as far in advance of such disclosure as reasonably practicable and use reasonable efforts to obtain a protective order or other remedy to prevent such disclosure and if no such order or remedy is obtained, ensure that any information so disclosed is accorded confidential treatment (including in connection with a routine regulatory examination). The restrictions of Section 4.08(a) shall not apply to information that (1) is or becomes generally available to the public other than as a result of a disclosure by such Shareholder or any of its Related Persons or Representatives in violation of this Agreement, (2) is already in the possession of  such Shareholder or any of its Related Persons or Representatives on a non-confidential basis prior to its disclosure to such Shareholder, Related Persons or Representatives, (3) is or has been independently developed or conceived by such Shareholder without use of the information or (4) becomes available to such Shareholder or any of its Related Persons or Representatives on a non-confidential basis from a source other than the Company or its Related Persons, any other Shareholder or any Related Persons thereof or any of their respective Representatives, provided, that such source is not known by the recipient of the information to be bound by duty of confidentiality with the disclosing Shareholder or any of its Related Persons or Representatives.

(c)                                  The rights set forth in this Section 4.08 shall not and are not intended to limit any rights which the Shareholders or legal holders may have with respect to the books and records of the Company or its Subsidiaries, or to inspect its properties or discuss its affairs, finances and accounts under Applicable Law.

ARTICLE V
TERM AND TERMINATION

Section 5.01                            Termination

This Agreement shall terminate upon the earliest of:

(a)                                 the consummation of an Initial Public Offering;

(b)                                 the consummation of a merger or other business combination involving the Company whereby the Ordinary Shares become a security that is listed or admitted to trading on the New York Stock Exchange, NASDAQ Stock Market, the London Stock Exchange or the Oslo Stock Exchange;

(c)                                  the dissolution, liquidation, or winding up of the Company;

(d)                                 by the passing of a Special Resolution (as defined in the Articles) in accordance with the Articles of, or by an agreement, consent, proxy or other written instrument signed by, Shareholders beneficially owning at least two-thirds of the then issued and outstanding Ordinary Shares, agreeing to terminate this Agreement; or

(e)                                  as to any Shareholder, the date upon which such Shareholder no longer beneficially owns any Ordinary Shares.

Section 5.02                            Effect of Termination

(a)                                 The termination of this Agreement shall terminate all further rights and obligations of the Shareholders under this Agreement except that such termination shall not affect:

(i)                                     the existence of the Company (other than if this Agreement is terminated pursuant to Section 5.01(c));

(ii)                                  the obligation of any Person hereunder to pay any amounts due arising on or prior to the date of termination, or as a result of or in connection with such termination, or any liability for willful and material breach of this Agreement; or

(iii)                               the rights which any Shareholder may have by operation of law or in equity as a Shareholder of the Company.

(b)                                 The following provisions shall survive the termination of this Agreement: this Section 5.02, Section 6.01, and Section 6.03 through Section 6.13.

ARTICLE VI
MISCELLANEOUS

Section 6.01                            Expenses

Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Person incurring such costs and expenses.

Section 6.02                            Release of Liability

In the event any Shareholder shall Transfer all of the Ordinary Shares beneficially held by such Shareholder in compliance with the provisions of this Agreement without retaining any interest therein, then such Shareholder shall cease to be bound by this Agreement and shall be relieved and have no further liability or obligation arising hereunder for events occurring from and after the date of such Transfer.  For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, no Shareholder or its Related Persons or Representatives shall (i) be responsible for enforcing or ensuring compliance by any Person (other than such Shareholder and its Related Persons and Representatives) with the terms of this Agreement or (ii) have any liability or obligation (and are hereby released and held harmless) relating to the compliance by any Person (other than such Shareholder and its Related Persons and Representatives) with the terms of this Agreement.

Section 6.03                            Notices

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be (a) delivered by Online Notice where such notice is delivered by the Company to the Shareholders (or any of them) and be deemed to have been given on the date the Company has posted such notice or (b) in writing if delivered by a Shareholder to the Company or any other Shareholder and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt), (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (iii) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

Section 6.04                            Interpretation

For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 6.05                            Headings

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.06                            Severability

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, a court of competent jurisdiction shall be empowered to modify this Agreement so as to effect the original intent thereof as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.07                            Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the Company, the Shareholders and their respective successors and permitted assigns.  A Shareholder may transfer or assign any of its rights, interests, or obligations hereunder only in connection with a Transfer of any Ordinary Shares by such Shareholder to a transferee permitted under the terms of this Agreement.  Any assignment in contravention of this Section 6.07 shall be null and void, ab initio.

Section 6.08                            No Third-party Beneficiaries

Except as set forth in Section 4.06, this Agreement is for the sole benefit of the Company and the Shareholders and their successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.09                            Amendment and Modification; Waiver

This Agreement may only be amended, modified or supplemented by an agreement, consent, proxy or other instrument, in writing signed by the Company and approved by the passing of a Special Resolution (as defined in the Articles) in accordance with the Articles, or by an agreement, consent, proxy or other written instrument signed by, Shareholders beneficially owning at least two-thirds of the then issued and outstanding Ordinary Shares. No waiver by the Company or any Shareholder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Person so waiving. No waiver by the Company or any Shareholder shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.10                            Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws rules of such state.

Section 6.11                            Jurisdiction

Any suit, action or proceeding seeking to enforce any provision of, or based on any mater arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York state court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the Shareholders and the Company irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Person bound by the terms hereof anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, service of process on the Company or any Shareholder as provided in Section 6.03 shall be deemed effective service of process on such Person.

Section 6.12                            Waiver of Jury Trial

EACH OF THE COMPANY AND THE SHAREHOLDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.13                            Equitable Remedies

The Company and each Shareholder would be irreparably damaged in the event of a breach or threatened breach by any other Person of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by other Person of any such obligations (including, without limitation, Section 5.05 hereof), each other Person bound hereby shall (and DTC shall in relation to the enforcement of Section 5.05), in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such Person specific performance by such other Person of its obligations under this Agreement. In the event of suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conduction the suit, including reasonable attorney’s fees and expenses.

Section 6.14                            Conflict with Articles

In the event of any conflict between the provisions of the Articles and this Agreement, the provisions of this Agreement shall prevail and each Shareholder shall take all such steps as are required (including instructing DTC to vote its Ordinary Shares) to amend the provisions of the Articles to reflect the provisions of this Agreement.

Section 6.15                            Enforcement

Notwithstanding that a Shareholder is not the legal holder of its Ordinary Shares, such Shareholder may (acting through DTC) enforce, and may institute and maintain, any suit, action or proceeding against the Company to enforce, any breach or failure to comply with the provisions of the Articles by the Company (and, for the avoidance of doubt, a Shareholder shall be entitled to directly enforce this Agreement against the Company notwithstanding that such Shareholder is not a legal holder of its Ordinary Shares).

Section 6.16                            Transactions between the Company and Directors or Officers

No contract or transaction between the Company and one or more of the Directors or officers of the Company, or between the Company and any other corporation, partnership, association, or other organization in which one or more of the Directors or officers of the Company, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or officer is present at or participates in the meeting of the Board or committee which authorizes the contract or transaction, or solely because any such Director’s or officer’s votes are counted for such purpose, if:

(a)                                 the material facts as to the Director’s or officer’s relationship or interest and as to the contract or transaction are disclosed by such interested Director or officer at or prior to its consideration and any vote thereon or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum (provided, that interested Directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction); or

(b)                                 the material facts as to the Director’s or officer’s relationship or interest and as to the contract or transaction are disclosed to the legal holders entitled to vote thereon, and the contract or transaction is specifically approved by Ordinary Resolution (as defined in the Articles).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PARAGON OFFSHORE LIMITED

By:	/s/ Dean Edward Taylor
Name: Dean Edward Taylor
Title: Director

[Signature Page to Shareholders’ Agreement]